Exhibit 4.2

GRAFTECH GLOBAL ENTERPRISES INC.,

AND EACH OF THE NOTE GUARANTORS PARTY HERETO

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and Notes Collateral Agent

SUPPLEMENTAL INDENTURE

Dated as of December 23, 2024

to

Indenture

Dated as of June 26, 2023

9.875% Senior Secured Notes due 2028

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 23, 2024, among GRAFTECH GLOBAL ENTERPRISES INC. (the “Issuer”), each of the guarantors listed on Schedule I hereto (the “Guarantors”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor to U.S. Bank National Association), as Trustee (in such capacity, the “Trustee”) and Notes Collateral Agent (in such capacity, the “Collateral Agent”), under the Indenture, dated as of June 26, 2023 (the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Issuer has issued its 9.875% Senior Secured Notes due 2028 (the “Notes”) pursuant to the Indenture;

WHEREAS, the Issuer has offered to exchange any and all outstanding Notes for newly issued senior second lien secured notes due 2029 (the “Offer”);

WHEREAS, in connection with the Offer, the Issuer has requested that Holders of the Notes deliver their consents with respect to the deletion, modification, supplement or amendment of certain provisions of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with the Offer for the Notes); provided, however, that any amendment or waiver that modifies any Security Document, the Equal Priority Intercreditor Agreement or the provisions in the Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Secured Notes Obligations or change or alter the priority of the Liens securing the Secured Notes Obligations in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture, the Security Documents or the Equal Priority Intercreditor Agreement, will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Holders of at least 66 2/3% of the outstanding Notes have duly consented to the proposed modifications set forth in this Supplemental Indenture in accordance with the Indenture (including Section 9.02 thereof);

WHEREAS, the Issuer has heretofore delivered, has caused to be delivered or is delivering contemporaneously herewith, to the Trustee (i) a copy of resolutions of the Board of Directors of the Issuer and Guarantors authorizing the execution of this Supplemental Indenture, (ii) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officer’s Certificate and the Opinion of Counsel described in Section 9.06 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.1 Amendments.

(a)

Indenture is hereby amended by deleting in their entireties: (i) Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17 and clauses (3) and (4) of Section 5.01(a). Each item deleted in the preceding sentence is to be replaced with “Intentionally Omitted.”

(b)

Release of Collateral; Security Documents. Indenture is hereby amended by deleting Article 12 in its entirety and replacing it with “Intentionally Omitted.” The Collateral Agent hereby acknowledges that, pursuant to the consent of Holders holding at least 66 2/3% in aggregate principal amount of the Notes outstanding and in accordance with Sections 9.02 and 12.02(a)(8) of the Indenture, all security interests, pledges, encumbrances, financing statements and other liens in the Collateral granted by the Issuer and the Guarantors to the Collateral Agent for the benefit of the Holders pursuant to the Indenture or any Security Document are hereby fully released and terminated (the “Collateral Release”). Notwithstanding anything to the contrary, any amendments to, restatements of, or termination of release of, as applicable, the Security Documents, the Equal Priority Intercreditor Agreement, and any related or relevant documents and filings, including, but not limited to, any acknowledgments, side letters, terminations, releases and other agreements, in order to effectuate or evidence the Collateral Release shall be permitted under the Indenture and such documents referenced above without any further consent of any holder. The Collateral Agent hereby authorizes the Issuer to file of record UCC-3 termination statements with respect to financing statements which name either Holdings, the Issuer or a Guarantor as debtor and the Collateral Agent as secured party in connection with the Notes, the Note Guarantees, the Indenture and the Security Documents and agrees to execute, acknowledge and deliver to the Issuer, at the expense of the Issuer, such other releases, documents and instruments as may be reasonably requested by the Issuer from time to time.

SECTION 1.2 Events of Default.

(a) The first paragraph of Section 6.1(a) of the Indenture is hereby amended to state, in its entirety, the following:

“Section 6.01 Events of Default.

(a) Any one of the following shall be an “Event of Default”:

(1) a default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) a default for 30 days or more in the payment when due of interest on or with respect to the Notes; or

(3) [Intentionally Omitted]

(4) [Intentionally Omitted]

(5) [Intentionally Omitted]

(6)(A) Holdings, the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) takes any comparable action under any foreign laws relating to insolvency;

(B) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Holdings, Issuer, any Subsidiary Guarantor or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of Holdings, the Issuer, any Subsidiary Guarantor or any Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of Holdings, the Issuer, any Subsidiary Guarantor or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days.

(7) [Intentionally Omitted]

(8) [Intentionally Omitted]

(9) [Intentionally Omitted]

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

Holdings shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action Holdings is taking or proposes to take with respect thereto.”

(b) All references to the first paragraph of Section 6.01(a) of the Indenture shall mean the first paragraph of Section 6.01(a) as amended by this Supplemental Indenture.

SECTION 1.3 Amendment of Definitions, Provisions and Cross-References. The Indenture is hereby deemed amended by deleting any definitions, provisions and cross-references from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.1 and 1.2 hereof.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.1 Effect of Supplemental Indenture. Except as amended hereby, all of the terms, conditions and provisions of the Indenture shall remain and continue in full force and effect and are hereby ratified and confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 2.2 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 2.3 The Trustee. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer by action or otherwise, (iii) the due execution hereof by the Issuer or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

SECTION 2.4 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 2.5 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 2.6 Counterparts. This Supplemental Indenture may be executed by one or more of the parties to this Supplemental Indenture on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to be an original and shall constitute one and the same instrument. The words “execute,” “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture shall be deemed to include transmission by facsimile or electronic communications (including “.pdf” or “.tif” files), electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 2.7 Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

GRAFTECH GLOBAL ENTERPRISES INC.

By:	/s/ Timothy K. Flanagan
Name:	Timothy K. Flanagan
Title:	President and Treasurer

GRAFTECH INTERNATIONAL LTD.

By:	/s/ Timothy K. Flanagan
Name:	Timothy K. Flanagan
Title:	Chief Executive Officer and President

GRAFTECH ADVANCED GRAPHITE MATERIALS LLC
GRAFTECH DE LLC
GRAFTECH FINANCE INC.
GRAFTECH HOLDINGS INC.
GRAFTECH INTERNATIONAL HOLDINGS INC.
GRAFTECH SEADRIFT HOLDINGS LLC
GRAFTECH TECHNOLOGY LLC
GRAPHITE ELECTRODE NETWORK LLC

By:	/s/ Timothy K. Flanagan
Name:	Timothy K. Flanagan
Title:	President and Treasurer

GRAFTECH NY INC.

By:	/s/ Timothy K. Flanagan
Name:	Timothy K. Flanagan
Title:	President

GRAFTECH USA LLC
SEADRIFT COKE L.P.

By:	/s/ Timothy K. Flanagan
Name:	Timothy K. Flanagan
Title:	Vice President and Treasurer

[Signature Page to Supplemental Indenture 9.875% Notes]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:	/s/ David A. Schlabach
Name:	David A. Schlabach
Title:	Vice President

[Signature Page to Supplemental Indenture 9.875% Notes]

SCHEDULE I

List of Guarantors

Entity Name		State or Country of Incorporation or Organization

1.	GrafTech International Ltd.	DE

2.	GrafTech Advanced Graphite Materials LLC	DE

3.	GrafTech DE LLC	DE

4.	GrafTech Finance Inc.	DE

5.	GrafTech Holdings Inc.	DE

6.	GrafTech International Holdings Inc.	DE

7.	GrafTech NY Inc.	NY

8.	GrafTech Seadrift Holdings LLC	DE

9.	GrafTech Technology LLC	DE

10.	GrafTech USA LLC	DE

11.	Graphite Electrode Network LLC	DE

12.	Seadrift Coke L.P.	DE